Exhibit 1
                            (GPU NEWS RELEASE LETTERHEAD)


          John T. Fidler
          201-263-6479                            June 10, 1996
          Ray E. Dotter                           96-015
          717-948-8805
               Immediately




                GPU OFFICIALS: JUDGE'S RULING CONSISTENT WITH SCIENCE


               Parsippany,  N.J., June  10,  1996 --  Officials at  General

          Public Utilities Corporation  said today that  the decision by  a federal judge to dismiss the  personal injury cases stemming from the 1979 accident at Three Mile Island Unit 2 was consistent with reliable science.

               "While  we  have  great  sympathy for  people  with  serious illnesses  and  for  their  families,  the  court's  decision  is consistent  with  what  reliable  science says:  that  the  TMI-2 accident  did not cause the illnesses claimed by the plaintiffs,"

          GPU officials said in a statement.

               Late  Friday,  Judge Sylvia  H.  Rambo, chief  judge  of the

          Middle District of Pennsylvania, granted GPU's motion for summary judgement in the case  involving 2,100 lawsuits claiming personal injury as a result of the accident.

               Judge Rambo ruled that the plaintiffs had  failed to present

          sufficient evidence to  take the cases to a jury.   She said that

          they had not  shown that  they were  exposed to  "cancer-inducing levels of radiation."

               "The  court has searched the record for any and all evidence which, construed in a light most favorable to plaintiffs, creates

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          a genuine  issue of material fact warranting  submission of their

          claims  to a jury.   This effort has been in  vain," she wrote in

          her 97-page opinion.

               She  added that the lack  of proof supporting the plaintiffs case was "manifest."

               GPU  and the  other defendants  in the  cases had  asked the court  to  dismiss  the  lawsuits  after the  judge  excluded  or restricted testimony from most of the plaintiffs' proposed expert

          witnesses.    She   had  ruled  that  their   testimony  was  not

          "scientifically valid and reliable and based upon good grounds."

               In a statement, GPU officials  added, "Thousands of pages of evidence have been  submitted.  The judge has  heard many days of expert  testimony.  No valid,  reliable evidence was submitted to contradict what science has said about the accident."

               The  first 10 cases were expected to go to trial this month.

          On  May  30,  Judge Rambo  delayed  the  trials indefinitely  and delayed her decision on dismissing the lawsuits.

               GPU expects the plaintiffs to appeal the ruling.





















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